Exhibit 11

                  Statement of Computation of Per Share Earnings

The bases for the computation of earnings per share for the periods shown are set forth below.


Earnings (loss) Per          Three Months Ended            Six Months Ended
Common Share                      June 30,                      June 30,
                            2001           2000           2001           2000
                            ----           ----           ----           ----

    Basic                 $ (0.31)       $ (0.30)       $ (0.60)       $(1.41)

    Average Shares        822,250        281,150        822,250        171,408
    Outstanding

    Diluted               $ (0.31)       $ (0.30)       $ (0.60)       $(1.41)

    Average Shares        822,250        281,150        822,250        171,408
    Outstanding







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